EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Dimensional ETF Trust of our report dated December 18, 2020, relating to the financial statements and financial highlights, which appear in the Annual Report on Form N-CSR for the year ended October 31, 2020 for the Tax-Managed DFA International Value Portfolio and T.A. World ex U.S. Core Equity Portfolio, each a series of DFA Investment Dimensions Group Inc. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 7, 2021